Exhibit 4.2

4.125% NOTES DUE 2031
FIRST SUPPLEMENTAL INDENTURE
among
LKQ DUTCH BOND B.V.,
as Issuer
LKQ CORPORATION,
as Parent Guarantor
the other Guarantors named herein,
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee, Registrar, and Transfer Agent
and
Elavon Financial Services DAC,
as Paying Agent
Dated as of March 13, 2024

FIRST SUPPLEMENTAL INDENTURE, dated as of March 13, 2024 (this “First Supplemental Indenture”), among LKQ Dutch Bond B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (the “Issuer”), LKQ Corporation, a Delaware corporation (the “Parent Guarantor”), the other Guarantors (as defined below), U.S. Bank Trust Company, National Association, as trustee, registrar, and transfer agent (the “Trustee”), and Elavon Financial Services DAC, as paying agent (the “Paying Agent”) to the Indenture, dated as of March 13, 2024, among the Issuer, the Parent Guarantor, the guarantors from time to time party thereto, the Trustee, and the Paying Agent (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”).
WHEREAS, the Issuer executed and delivered the Base Indenture to the Trustee to provide, among other things, for the Issuer’s Securities to be issued from time to time in one or more series as might be determined by the Issuer under the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;
WHEREAS, Section 2.03 of the Base Indenture provides for various matters with respect to any series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;
WHEREAS, Section 8.01 of the Base Indenture provides for the Issuer, the Guarantors, the Trustee and the Paying Agent to enter into a supplemental indenture to the Base Indenture to establish the form or terms of Securities as permitted by the Base Indenture, and to the extent that the terms of the Base Indenture are inconsistent with the provisions of this First Supplemental Indenture, the terms of this First Supplemental Indenture shall govern;
WHEREAS, pursuant to the terms of the Base Indenture, the Issuer desires to provide for the establishment of a new series of notes to be known as its 4.125% Notes due 2031 (the “2031 Notes” or the “Notes”), the form and substance of the 2031 Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this First Supplemental Indenture;
WHEREAS, the Issuer has requested that the Trustee and Paying Agent execute and deliver this First Supplemental Indenture; and
WHEREAS, all requirements necessary to make (i) this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and (ii) the 2031 Notes, when executed by the Issuer and authenticated and delivered by the Trustee, the valid obligations of the Issuer, have been performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.
NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form of 2031 Note, and the terms, provisions and conditions thereof, the Issuer, the Guarantors, the Trustee and the Paying Agent mutually covenant and agree as follows:

ARTICLE I
DEFINITIONS
Section 1.01    Definition of Terms. Unless the context otherwise requires:
(a)a term defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture unless the definition of such term is otherwise provided pursuant to this First Supplemental Indenture, in which case the definition in this First Supplemental Indenture shall govern solely with respect to the Notes;
(b)a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;
(c)the singular includes the plural and vice versa;
(d)unless stated otherwise, a reference to a Section or Article is to a Section or Article in this First Supplemental Indenture;
(e)headings are for convenience of reference only and do not affect interpretation; and
(f)the following terms have the meanings given to them in this Section 1.01(f):
“Additional 2031 Notes” means additional 2031 Notes constituting part of the same series as the 2031 Notes issued on the Issue Date having identical terms and conditions to the 2031 Notes, except with respect to issue date, issue price and interest prior to the first Interest Payment Date.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“interest” means, with respect to the Notes, interest on the Notes and any Additional Amounts in respect thereof.
“Issue Date” means March 13, 2024.
“principal”, with respect to the 2031 Notes, means the principal of the 2031 Notes plus the premium, if any, payable on the 2031 Notes which is due or overdue or is to become due at the relevant time and any Additional Amounts in respect thereof.
Section 1.02    Other Definitions
.

Term	Defined in Section
2031 Notes	Preamble
Additional Amounts	Section 4.01
Base Indenture	Preamble
Business Day	Section 2.01(f)(ii)

Change in Tax Law	Section 3.02(a)
Comparable Government Bond	Section 3.01(c)(1)
Comparable Government Bond Rate	Section 3.01(c)(2)
Executed Documentation	Section 5.06
First Supplemental Indenture	Preamble
Global Note	Section 2.01(p)
Indenture	Preamble
Independent Investment Banker	Section 3.01(c)(3)
Interest Payment Date	Section 2.01(f)(2)
Issuer	Preamble
Notes	Preamble
Par Call Date	Section 3.01(a)
Paying Agent	Preamble
Relevant Jurisdiction	Section 4.01
Tax Redemption Date	Section 3.02
Taxes	Section 5.01(a)
Trustee	Preamble
ARTICLE 2
TERMS AND CONDITIONS OF THE NOTES
Section 2.01    Terms of the Notes. The following terms relating to the 2031 Notes are hereby established:
(a)Designation and Principal Amount. There is hereby authorized a series of Notes designated the “4.125% Notes due 2031” initially offered in the aggregate principal amount of €750,000,000, which amount shall be as set forth in an Officer’s Certificate for the authentication and delivery of such 2031 Notes pursuant to Section 2.02 of the Base Indenture.
(b)Form of the Notes. The 2031 Notes are to be substantially in the form of Exhibit A hereto. The 2031 Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Officer(s) of the Issuer executing the same may determine with the approval of the Trustee.
(c)Guarantees. The 2031 Notes shall have the benefit of the Guarantees by the Guarantors executing this First Supplemental Indenture and future Guarantors pursuant to Section 4.13 of the Base Indenture.
(d)Additional Notes. The Issuer may, without notice to or the consent of the Holders of the 2031 Notes, issue Additional 2031 Notes having identical terms and conditions as the 2031 Notes, except for the issue date, issue price and first Interest Payment Date, in an unlimited aggregate principal amount. Any such Additional 2031 Notes will be part of the same series as the 2031 Notes, and will be treated as one class with such series of 2031 Notes, including, without limitation, for purposes of voting and redemptions;
(e)Maturity. The 2031 Notes will mature on March 13, 2031.

(f)Interest Rate; Interest Payment Date; Computation of Interest.
(i)The 2031 Notes will accrue interest at the rate of 4.125% per annum. Interest on the 2031 Notes will be payable annually in arrears on March 13 of each calendar year (each, an “Interest Payment Date”), commencing on March 13, 2025. The Issuer will pay interest to those persons who were holders of record of the 2031 Notes on March 12 immediately preceding the applicable Interest Payment Date. If the Issuer delivers the Global Notes to the Trustee for cancellation on a date that is after the record date and on or before the Interest Payment Date, then interest shall be paid in accordance with the provisions of the Common Depositary. Interest on the 2031 Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2031 Notes (or the Issue Date, if no interest has been paid on the 2031 Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA), as defined in the handbook of the International Capital Market Association. If any interest payment date falls on a day that is not a Business Day, the payment of the interest payable on such date will be made on the next Business Day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such Interest Payment Date to the date of payment.
(ii)If the maturity date of the 2031 Notes falls on a day that is not a Business Day, the payment of interest and principal payable on such date will be made on the next Business Day, and no interest shall accrue on the amount due on that maturity date for the period from and after such maturity date to the date of payment. For purposes of the 2031 Notes, the term “Business Day” means any day, other than a Saturday or Sunday, that is (i) not a day on which banking institutions in the City of New York, the City of London or The Netherlands are authorized or required by law, regulation or executive order to close and (ii) a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the T2 system), or any successor or replacement for that system, operates.
(g)Place of Payment of Principal and Interest.
(i)The Issuer shall maintain (A) an office or agency where 2031 Notes may be presented for registration of transfer or for exchange (the “Registrar”), (B) an office or agency where 2031 Notes may be presented for payment (the “Paying Agent”), (C) an office or agency where notices and demands to or upon the Issuer, if any, in respect of the 2031 Notes and this First Supplemental Indenture may be served and (D) an office or agency to act as transfer agent in respect of the 2031 Notes (the “Transfer Agent”). The Registrar shall keep a register of the 2031 Notes and of their transfer and exchange. The Registrar shall provide a copy of such register from time to time upon request of the Issuer. The Issuer may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrars. The term “Paying Agents” means the Paying Agent and any additional Paying Agents. The term “Transfer Agent” includes any co-transfer agents. The Issuer or any Affiliate thereof may act as Registrar, a Paying Agent or a Transfer Agent. The Issuer shall enter into an appropriate agency agreement with any Agent that is not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent. The Issuer initially appoints U.S. Bank Trust Company, National Association as Registrar and Transfer Agent. The Issuer initially appoints Elavon Financial Services DAC as Paying Agent. The Issuer may change any Registrar, Paying Agent or Transfer Agent without prior notice to the Holders of the 2031 Notes. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar in respect of the 2031 Notes.
In the event that definitive 2031 Notes are issued and the Paying Agent informs the Issuer that it is unable to perform its obligations under this First Supplemental Indenture, the Issuer shall forthwith appoint another or an additional agent in accordance with Section 7.13 of the Base Indenture which is able to perform such obligations and satisfy the requirements set forth in this Section 2.01(g)(i).
The Issuer shall be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, and any additional amounts or other amounts payable on the Notes. The Issuer will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Issuer will provide a schedule of its calculations to the Trustee and the Paying Agent when reasonably requested by the Trustee or the Paying Agent, and the Trustee and the Paying Agent are entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification. The Issuer shall forward the Issuer’s calculations referred to above in this paragraph to any Holder of the Notes upon the written request of such Holder.
The Issuer shall maintain the offices and agencies specified in this Section 2.01(g)(i) where 2031 Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
(h)Optional Redemption. The Notes of each series shall be redeemable as specified in Article 3 of this First Supplemental Indenture and Article Three of the Base Indenture.
(i)Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the 2031 Notes.

(j)Denominations. The 2031 Notes shall be issued only in registered form, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
(k)Acceleration. 100% of the principal amount of the 2031 Notes shall be payable upon declaration of acceleration of the maturity thereof.
(l)Currency of Notes and Payment. The initial Holders of the 2031 Notes will be required to pay for the 2031 Notes in euro, and all payments of principal of, the redemption price (if any), and interest on the 2031 Notes, will be payable in euro. However, if on or after the Issue Date, the euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond the Issuer’s control, or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, all payments in respect of the 2031 Notes will be made in U.S. dollars until the euro is again available to the Issuer or so used. In that event, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, if the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the 2031 Notes so made in U.S. dollars will not constitute an Event of Default under the 2031 Notes or the Base Indenture, as supplemented by this First Supplemental Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility whatsoever for any calculation or conversion in connection with the foregoing.
(m)Additional Amounts. The Issuer will pay any additional amounts on the 2031 Notes as set forth in Section 4.14 of the Indenture.
(n)Global Form. The 2031 Notes shall each be issued initially in the form of one or more permanent Global Notes in registered form, without coupons, substantially in the form herein below recited (each, a “Global Note” and collectively, the “Global Notes”), deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for, and in respect of interests held through, Clearstream and Euroclear, and duly executed by the Issuer and authenticated by the Trustee as herein provided. The 2031 Notes may each be issued in definitive form pursuant to the terms of the Base Indenture. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar as provided in Section 2.18 of the Base Indenture.
(o)Additional Terms. Other terms applicable to the 2031 Notes are as otherwise provided for below.

Section 2.02    Execution and Authentication
The 2031 Notes having an aggregate principal amount of €750,000,000 may, upon execution of this First Supplemental Indenture, be executed by the Issuer and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said 2031 Notes, upon receipt of an Officer’s Certificate, signed by an Officer of the Issuer, without any further action by the Issuer, except as otherwise required by the Base Indenture.
ARTICLE 3
REDEMPTION OF THE NOTES
Section 3.01    Optional Redemption . For purposes of the 2031 Notes, the Base Indenture shall be amended by including the following as Section 3.08:
“Section 3.08 Optional Redemption.
(a)Prior to December 13, 2030 (the “Par Call Date”), the Issuer may redeem the 2031 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)(A) the sum of the present values of the remaining scheduled payments of principal and interest on the 2031 Notes discounted to the redemption date (assuming that the notes matured on the Par Call Date) on an annual (ACTUAL/ACTUAL (ICMA)) basis at a rate equal to the Comparable Government Bond Rate plus 30 basis points, less (B) interest accrued to the date of redemption; and
(2)100% of the principal amount of the 2031 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.
(b)On or after the Par Call Date, the Issuer may redeem the 2031 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
(c)The following terms have the meanings given to them in this Section 3.01(c):
(i)“Comparable Government Bond” means, with respect to the 2031 Notes to be redeemed prior to the Par Call Date, in relation to any Comparable Government Bond Rate calculation and at the discretion of an Independent Investment Banker selected by the Issuer, a bond that is a direct obligation of the Federal Republic of Germany (a “German Government Bond”) whose maturity is closest to the Par Call Date, or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German Government Bond as such Independent

Investment Banker may, with the advice of three brokers of, and/or market makers in, German Government Bonds selected by the Issuer, determine to be appropriate for determining the Comparable Government Bond Rate.
(ii)“Comparable Government Bond Rate” means the yield (rounded to three decimal places, with 0.0005 being rounded upwards) of the Comparable Government Bond on the third Business Day prior to the date fixed for redemption, calculated on the basis of the middle market price of such Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker selected by the Issuer and calculated in accordance with generally accepted market practice at that time.
(iii)“Independent Investment Banker” means any of BofA Securities Europe S.A., HSBC Continental Europe and Wells Fargo Securities Europe S.A. (or their respective successors), or if each such firm is unwilling or unable to select the Comparable Government Bond, an independent investment banking institution of international standing appointed by the Issuer.
(d)The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
(e)Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Common Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the 2031 Notes to be redeemed; provided that the Issuer shall deliver a copy of such redemption notice to the Trustee no less than five Business Days (or such shorter time as agreed by the Trustee) prior to the date on which such redemption notice must be delivered to Holder of such 2031 Notes to be redeemed. Any redemption of the 2031 Notes and notice thereof pursuant to the Indenture may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including, but not limited to, completion of any transaction.
(f)In the case of a partial redemption, selection of the 2031 Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No 2031 Notes of a principal amount of €100,000 or less will be redeemed in part. If any 2031 Note is to be redeemed in part only, the notice of redemption that relates to the 2031 Note will state the portion of the principal amount of the 2031 Note to be redeemed. A new 2031 Note in a principal amount equal to the unredeemed portion of the 2031 Note will be issued in the name of the Holder of the 2031 Note upon surrender for cancellation of the original 2031 Note. For so long as the 2031 Notes are held by the Common Depositary, Euroclear or Clearstream (or another depositary), the redemption of the 2031 Notes shall be done in accordance with the policies and procedures of such depositary.
(g)Any redemption of 2031 Notes pursuant to this Section 3.01 shall be conducted in accordance with the applicable procedures set forth in Article Three of the Base Indenture to the extent not otherwise set forth herein.

(h)Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2031 Notes or portions thereof called for redemption.”
Section 3.02    Tax Redemption
. For purposes of the 2031 Notes, the Base Indenture shall be amended by including the following as Section 3.09:
“Section 3.09 Tax Redemption.
(a)The Issuer may redeem the 2031 Notes as a whole but not in part, at its option at any time prior to maturity, upon the giving of a notice of redemption to the Holders, if the Issuer determines that, as a result of:
(i)any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or
(ii)any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above, which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), the Issuer or any Guarantor is or will become obligated to pay Additional Amounts with respect to the 2031 Notes or the Guarantees on the next succeeding Interest Payment Date (but in the case of the Guarantors, only if the payments giving rise to such obligation cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be prevented by the use of reasonable measures available to the Issuer or the Guarantors. The redemption price will be equal to 100% of the principal amount of the 2031 Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the tax redemption or otherwise (subject to the right of Holders of the 2031 Notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such tax redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than fifteen (15) nor more than sixty (60) days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the 2031 Notes were actually due on such date. No such notice of tax redemption will be given unless, at the time such notification of tax redemption is given, such obligation to pay such Additional Amounts remains in effect.

(b)Prior to giving the notice of tax redemption, the Issuer will deliver to the Trustee:
(i)a certificate signed by a duly authorized officer of the Issuer stating that the Issuer is entitled to effect the tax redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred; and
(ii)an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by the Issuer, to the effect that the Issuer is or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.
(c)The foregoing provisions shall apply mutatis mutandis to any successor to the Issuer or any Guarantor.”
ARTICLE 4
COVENANTS
Section 4.01    Payments of Additional Amounts. For purposes of the 2031 Notes, the Base Indenture shall be amended by including the following as Section 4.14:
“Section 4.14. Payments of Additional Amounts.
(a)Payments made by the Issuer, the Guarantors or the Paying Agent, as applicable, on the 2031 Notes or in respect of the Guarantees will be made free and clear of, and without withholding or deduction for or on account of, any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever (“Taxes”), unless the Issuer, the Guarantors or the Paying Agent are required to withhold or deduct Taxes by law.
(b)If any withholding or deduction for or on account of Taxes imposed or levied by or on behalf of The Netherlands, any other jurisdiction in which the Issuer or the Guarantors are incorporated, organized, engaged in business or otherwise resident for tax purposes, or any other jurisdiction from or through which such payment is made, or in each case any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Jurisdiction”) is at any time required by law to be made from any payment made with respect to the 2031 Notes or the Guarantees, the Issuer or the Guarantors, as applicable, will pay such additional amounts (“Additional Amounts”) on the 2031 Notes or in respect of the Guarantees as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:
(i)that would not have been imposed but for the Holder or the beneficial owner of such 2031 Note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the 2031 Notes, the receipt of any payment under or with respect to the 2031 Notes or the Guarantees, or the exercise or enforcement of any rights under or with respect to the 2031 Notes, the Indenture or the Guarantees), including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;
(ii)that would not have been imposed but for the failure of the Holder or any other Person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the Holder or beneficial owner, if compliance is required by statute, by regulation of the Relevant Jurisdiction or by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such Tax;
(iii)payable other than by withholding or deduction from payments of principal of or interest on the 2031 Notes or from payments in respect of the Guarantees;
(iv)that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than fifteen (15) days after the payment becomes due or is duly provided for, whichever occurs later;
(v)that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Taxes;
(vi)required to be withheld by any paying agent from any payment of principal of or interest on any 2031 Note, if such payment can be made without such withholding by at least one other paying agent;
(vii)that would not have been imposed but for the presentation by the Holder of any 2031 Note, where presentation is required, for payment on a date more than thirty (30) days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the Holder would have been entitled to Additional Amounts had the 2031 Note been presented on the last day of such 30-day period);
(viii)where such deduction or withholding is imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings and implementing the conclusions of the ECOFIN Council meeting of

November 26-27, 2000, or any law implementing, or complying with, or introduced in order to conform to such directive;
(ix)any tax, assessment or other governmental charge that is imposed or withheld in The Netherlands pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021), which for the avoidance of doubt shall include (without limitation) any such taxes withheld by the Issuer after the first indication that the Dutch revenue service (Belastingdienst) may be of the view that the Dutch Withholding Tax Act 2021 applies in relation to all or some of the 2031 Notes;
(x)that are imposed under Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(xi)in the case of any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x);
nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any 2031 Note or any payment in respect of the Guarantees to any such Holder who is a fiduciary or a partnership that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or the beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of the 2031 Note.
(c)The Issuer, the Guarantors or the Paying Agent, as applicable, will (i) make any required withholding or deduction, and (ii) remit the full amount deducted or withheld by it to the Relevant Jurisdiction in accordance with applicable law.
(d)All references in the Indenture, other than Article Nine of the Base Indenture, to the payment of the principal or interest, if any, on or the net proceeds received on the sale or exchange of, any 2031 Notes or any payment made under the Guarantees shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.
(e)In addition, the Issuer shall pay any present or future stamp, issue, registration, court, documentary, excise, property, or similar Taxes (i) imposed by any Relevant Jurisdiction in respect of the execution, issuance, delivery, or registration of the 2031 Notes, the Guarantees, the Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the 2031 Notes, or (ii) imposed by any jurisdiction in respect of the enforcement of the 2031 Notes, the Guarantees, the Indenture, or any other document or instrument referred to therein.

(f)The Issuer’s and the Guarantors’ respective obligations to pay Additional Amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the 2031 Notes and shall apply mutatis mutandis to any successor of the Issuer or any Guarantor, and to any jurisdiction (other than the United States or any state thereof or the District of Columbia, or any political subdivision of any such state or the District of Columbia, or taxing authority or agency thereof or therein) in which such successor is incorporated, organized, engaged in business or otherwise resident for tax purposes, and any political subdivision or governmental authority thereof or therein.”
Section 4.02    Repurchase at the Option of Holders upon Change of Control Triggering Event. For purposes of the 2031 Notes, Section 4.08(a) of the Base Indenture shall be deemed deleted in its entirety and replaced with the following:
“(a)    Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the 2031 Notes pursuant to Section 3.08, each Holder of 2031 Notes shall have the right to require the Issuer to purchase all or a portion of such Holder’s 2031 Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of 2031 Notes on the record date to receive interest due on the Interest Payment Date.”
ARTICLE 5
MISCELLANEOUS
Section 5.01    Ratification of Base Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 5.02    Governing Law; Waiver of Jury Trial. This First Supplemental Indenture and the 2031 Notes shall be governed by and construed in accordance with the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
THE ISSUER, THE GUARANTORS, THE TRUSTEE, THE PAYING AGENT, THE TRANSFER AGENT, THE REGISTRAR, AND EACH HOLDER OF A 2031 NOTE BY ITS ACCEPTANCE THEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE 2031 NOTES, THE GUARANTEES OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 5.03    Separability. Each provision of this First Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Indenture or the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 5.04    Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
Section 5.05    Trustee Disclaimer. Neither the Trustee nor the Paying Agent shall be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer and the Guarantors, and neither the Trustee nor the Paying Agent assumes any responsibility for their correctness.
Section 5.06    Electronic Signatures. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application (including via www.docusign.com and any other electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law), shall be deemed original signatures for purposes of this First Supplemental Indenture and all other related documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this First Supplemental Indenture or any other related document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this First Supplemental Indenture or the other related documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (the “Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee or any Agent acts on any Executed Documentation sent by electronic transmission, the Trustee and such Agent will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee or the Agent shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee or Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

LKQ DUTCH BOND B.V.,
as Issuer

By:	/s/ Yanik Cantieni
Name:	Yanik Cantieni
Title:	Managing Director
[Signature Page to First Supplemental Indenture]

LKQ CORPORATION
A&A AUTO PARTS STORES, INC.
AMERICAN RECYCLING INTERNATIONAL, INC.
ASSURED QUALITY TESTING SERVICES, LLC
AUTOMOTIVE CALIBRATION & TECHNOLOGY SERVICES, LLC
DRIVERFX.COM, INC.
EARL OWEN CO.
FINISHMASTER, INC.
GLOBAL POWERTRAIN SYSTEMS, LLC
KAIR IL, LLC
KAO LOGISTICS, INC.
KAO WAREHOUSE, INC.
KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
KEYSTONE AUTOMOTIVE OPERATIONS, INC.
KEYSTONE AUTOMOTIVE OPERATIONS OF CANADA, INC.
KPGW CANADIAN HOLDCO, LLC
LKQ AUTO PARTS OF CENTRAL CALIFORNIA, INC.
LKQ BEST AUTOMOTIVE CORP.
LKQ CENTRAL, INC.
LKQ FOSTER AUTO PARTS, INC.
LKQ INVESTMENTS, INC.
LKQ LAKENOR AUTO & TRUCK SALVAGE, INC.
LKQ MIDWEST, INC.
LKQ NORTHEAST, INC.
LKQ PICK YOUR PART CENTRAL, LLC
LKQ PICK YOUR PART MIDWEST, LLC
LKQ PICK YOUR PART SOUTHEAST, LLC
LKQ SOUTHEAST, INC.
LKQ TAIWAN HOLDING COMPANY
LKQ TRADING COMPANY
NORTH AMERICAN ATK CORPORATION
PICK-YOUR-PART AUTO WRECKING
POTOMAC GERMAN AUTO, INC.
REDDING AUTO CENTER, INC.
UNI-SELECT USA HOLDINGS, INC.
UNI-SELECT USA LLC

[Signature Page to First Supplemental Indenture]

each as a Guarantor

By:	/s/ Rick Galloway
Name: Rick Galloway
Title: Senior Vice President and Chief Financial Officer of Parent Guarantor and Vice President and Chief Financial Officer of each other Guarantor (other than Warn Industries, Inc.)
[Signature Page to First Supplemental Indenture]

WARN INDUSTRIES, INC.,
as a Guarantor

By:	/s/ William Rogers
Name:	William Rogers
Title:	President
[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Registrar, and Transfer Agent

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President
[Signature Page to First Supplemental Indenture]

ELAVON FINANCIAL SERVICES DAC,
as Paying Agent,

By:	/s/ Michael Leong
Name:	Michael Leong
Title:	Authorised Signatory
[Signature Page to First Supplemental Indenture]

EXHIBIT A
[FORM OF NOTE]
LKQ DUTCH BOND B.V.
4.125% NOTES DUE 2031
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE OF A COMMON DEPOSITARY. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF ELAVON FINANCIAL SERVICES DAC (THE “COMMON DEPOSITARY”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

LKQ DUTCH BOND B.V.
4.125% NOTES DUE 2031

No. 1	CUSIP: N5354JAA2
Common Code: 277736764
ISIN: XS2777367645
€750,000,000
LKQ DUTCH BOND B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (the “Issuer”), for value received promises to pay USB Nominees (UK) Limited or registered assigns the principal sum of 750,000,000 EUROS (or such other principal amount as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto), on March 13, 2031.
Interest Payment Dates: March 13, commencing March 13, 2025.
Record Dates: The close of business on the Business Day immediately prior to the relevant Interest Payment Date.
Date: March 13, 2024
Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.
LKQ DUTCH BOND B.V.
By: _____________________________
Name:
Title:

Certificate of Authentication
This is one of the 4.125% Notes due 2031 referred to in the within-mentioned Indenture.
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Registrar, and Transfer Agent
By: ________________________________
Name:
Title:
Dated: March 13, 2024

[FORM OF REVERSE OF NOTE]
LKQ DUTCH BOND B.V.
4.125% NOTES DUE 2031
1. Interest. LKQ Dutch Bond B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (the “Issuer”), promises to pay interest on the principal amount set forth on the face hereof at a rate of 4.125% per annum. Interest on the 2031 Notes will be payable annually in arrears on March 13 of each calendar year (each, an “Interest Payment Date”), commencing on March 13, 2025. The Issuer will pay interest to those persons who were holders of record of the 2031 Notes on March 12 immediately preceding the applicable Interest Payment Date. If the Issuer delivers the Global Notes to the Trustee for cancellation on a date that is after the record date and on or before the Interest Payment Date, then interest shall be paid in accordance with the provisions of the Common Depositary. Interest on the 2031 Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2031 Notes (or the Issue Date, if no interest has been paid on the 2031 Notes), to but excluding the next scheduled Interest Payment Date. If any interest payment date falls on a day that is not a Business Day, the payment of the interest payable on such date will be made on the next Business Day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such Interest Payment Date to the date of payment.
2. Method of Payment. Holders must surrender 2031 Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in euros. Interest may be paid by check mailed to the Holder entitled thereto at the address indicated on the register maintained by the Registrar for the 2031 Notes.
3. Paying Agent, Registrar and Transfer Agent. Initially, U.S. Bank Trust Company, National Association will act as a Registrar and Transfer Agent and Elavon Financial Services DAC will act as Paying Agent. The Issuer may change any Paying Agent, Registrar or Transfer Agent without notice. The Issuer or any Affiliate thereof may act as Paying Agent, Registrar or Transfer Agent.
4. Indenture. The Issuer issued the 2031 Notes under an Indenture dated as of March 13, 2024 (the “Base Indenture”) among, inter alios, the Issuer, the Guarantors, U.S. Bank Trust Company, National Association (the “Trustee”), and Elavon Financial Services DAC (the “Paying Agent”), as supplemented by the First Supplemental Indenture, dated as of March 13, 2024 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among, inter alios, the Issuer, the Guarantors, the Trustee, and the Paying Agent. This is one issue of a series of 2031 Notes of the Issuer issued, or to be issued, under the Indenture. The terms of the 2031 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time. The 2031 Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.
5. Optional Redemption. Prior to December 13, 2030 (the “Par Call Date”), the Issuer may redeem the 2031 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1) (A) the sum of the present values of the remaining scheduled payments of principal and interest on the 2031 Notes discounted to the redemption date (assuming that the 2031 Notes matured on the Par Call Date) on an annual (ACTUAL/ACTUAL (ICMA)) basis at a rate equal to the Comparable Government Bond Rate plus 30 basis points, less (B) interest accrued to the date of redemption; and
(2) 100% of the principal amount of the 2031 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the Par Call Date, the Issuer may redeem the 2031 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
The Issuer shall notify the Paying Agent of the applicable redemption price by delivering to the Paying Agent, on or before the applicable Redemption Date, an Officers’ Certificate showing the calculation thereof in reasonable detail, and neither the Trustee nor the Paying Agent shall have any responsibility for verifying or otherwise for such calculation.
6. Redemption of Notes for Changes in Taxes. (a) The Issuer may redeem the 2031 Notes as a whole but not in part, at its option at any time prior to maturity, upon the giving of a notice of redemption to the Holders, if the Issuer determines that, as a result of: (i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or (ii) any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above, which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), the Issuer or any Guarantor is or will become obligated to pay Additional Amounts with respect to the 2031 Notes or the Guarantees on the next succeeding Interest Payment Date (but in the case of the Guarantors, only if the payments giving rise to such obligation cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be prevented by the use of reasonable measures available to the Issuer or the Guarantors. The redemption price will be equal to 100% of the principal amount of the 2031 Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the tax redemption or otherwise (subject to the right of Holders of the 2031 Notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such tax redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than fifteen (15) nor more than sixty (60) days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the 2031 Notes were actually due on such date. No such notice of tax redemption will be given unless, at the time such notification of tax redemption is given, such obligation to pay such Additional Amounts remains in effect.
7. Notice of Redemption. Notices of optional redemption pursuant to paragraph 5 shall be mailed by first class mail or sent electronically at least ten (10) but not more than sixty (60) days before the Redemption Date to each Holder of 2031 Notes to be redeemed at its registered address. For 2031 Notes which are represented by global certificates held on behalf of Euroclear or Clearstream, notices may be given by delivery of the relevant notices to Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing. If any 2031 Note is to be redeemed in part only, the notice of redemption that relates to such 2031 Note shall state the portion of the principal amount thereof to be redeemed. Any redemption and notice thereof may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent described in the notice relating to such redemption, including, but not limited to, completion of any related transaction.
8. Offers To Purchase. The Indenture provides that upon the occurrence of a Change of Control Trigger Event and subject to further limitations contained therein, the Issuer shall make an offer to purchase outstanding 2031 Notes in accordance with the procedures set forth in the Indenture.
9. Denominations, Transfer, Exchange. The 2031 Notes are in registered form without coupons in minimum denominations of €100,000 each and any integral multiples of €1,000 in excess thereof. A Holder may transfer or exchange 2031 Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any 2031 Notes or portion of a 2031 Note selected for redemption, or register the transfer of or exchange any 2031 Notes for a period of fifteen (15) days before a mailing of notice of redemption.
10. Persons Deemed Owners. The registered Holder of this 2031 Note may be treated as the owner of this 2031 Note for all purposes.
11. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee will pay the money back to the Issuer at its written request. After that, Holders entitled to the money must look to the Issuer and the Guarantors for payment as general creditors unless an “abandoned property” law designates another Person.

12. Amendment, Supplement, Waiver, Etc. The Issuer and the Trustee may, without the consent of the Holders of any outstanding 2031 Notes, amend, waive or supplement the Indenture or the 2031 Notes for certain specified purposes, including, among other things, curing ambiguities, omissions, defects or inconsistencies, providing for the assumption by a successor to the Issuer of its obligations to the Holders and making any change that does not adversely affect the rights of any Holder in any material respect. Other amendments and modifications of the Indenture or the 2031 Notes may be made by the Issuer and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular 2031 Notes to be affected.
13. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Issuer and the Guarantors to, among other things, create liens, enter into Sale and Leaseback Transactions and on the ability of the Issuer and the Parent Guarantor to consolidate, merge or sell all or substantially all of the assets of the Issuer and its Subsidiaries and requires the Parent Guarantor to provide reports to Holders of the 2031 Notes. Such limitations are subject to a number of important qualifications and exceptions. Pursuant to Section 4.06 of the Base Indenture, the Parent Guarantor must annually report to the Trustee on compliance with such limitations.
14. Successor Corporation. When a successor Person assumes all the obligations of its predecessor under the 2031 Notes and the Indenture and the transaction complies with the terms of Article Five of the Base Indenture, the predecessor Person will, except as provided in Article Five of the Base Indenture, be released from those obligations.
15. Defaults and Remedies. Events of Default are set forth in the Indenture. If an Event of Default occurs and is continuing under the Indenture, either the Trustee, by notice in writing to the Issuer, or the Holders of at least 25% in aggregate principal amount of the 2031 Notes then outstanding, by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” may declare the principal of and premium, if any, and accrued interest, if any, on the 2031 Notes to be due and payable, and upon such declaration of acceleration, such principal of and premium, if any, and accrued interest, if any, shall be immediately due and payable; provided, however, that, notwithstanding the foregoing, if an Event of Default specified in Section 6.01(7) of the Base Indenture occurs with respect to the Issuer, the principal of and premium, if any, and accrued interest, if any, on the 2031 Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
Notwithstanding the foregoing, if after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of outstanding 2031 Notes may rescind and annul such acceleration if:
(1) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived;

(2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;
(3) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its expenses, disbursements and advances; and
(4) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(7) of the Base Indenture, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.
No such rescission shall affect any subsequent Default or impair any right consequent thereto.
Holders may not enforce the Indenture or the 2031 Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the 2031 Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding 2031 Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of or interest on the Notes) if it determines that withholding notice is in their best interests.
16. Trustee Dealings with the Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not Trustee.
17. No Recourse Against Others. No director, officer, employee, incorporator, member of the Board of Directors or holder of Capital Stock of the Issuer or of any Guarantor, as such, shall have any liability for any obligations of Parent or the Guarantors under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2031 Notes by accepting a 2031 Note waives and releases all such liability.
18. Discharge. The Issuer’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the 2031 Notes or upon the irrevocable deposit with the Trustee of cash in euros, European Government Obligations or a combination thereof, in such amounts as will be sufficient to pay when due principal of and interest on the 2031 Notes to maturity or redemption, as the case may be.
19. Guarantees. From and after the Issue Date, the 2031 Notes will be entitled to the benefits of certain Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.
20. Authentication. This 2031 Note shall not be valid until the Trustee manually signs the certificate of authentication on the other side of this 2031 Note.

21. Governing Law. THIS 2031 NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
22. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
LKQ Dutch Bond B.V.
c/o LKQ Corporation
500 West Madison Street
Chicago, Illinois 60661
United States of America
Attn: General Counsel
Telephone: +1 (312) 621-1950

ASSIGNMENT
I or we assign and transfer this 2031 Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)
and irrevocably appoint Agent to transfer this 2031 Note on the books of the Issuer. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee: ______________________________
SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have all or any part of this 2031 Note purchased by the Issuer pursuant to Section 3.01 of the First Supplemental Indenture, check the box below:
☐    I elect to have all or part of this 2031 Note purchased by the Issuer
If you want to have only part of this 2031 Note purchased by the Issuer pursuant to Section 3.01 of the First Supplemental Indenture, state the amount you elect to have purchased:

€
(€1,000 or any integral multiple thereof; provided that the part not purchased must be at least €100,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this 2031 Note)

Signature Guaranteed
SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF INTERESTS IN GLOBAL NOTE1
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

	Amount of decrease in Principal Amount of	Amount of increase in Principal Amount of	Principal Amount of this Global Note following such decrease	Signature of authorized
Date of Exchange	this Global Note	this Global Note	(or increase)	signatory of Trustee
1 Insert in Global Securities only.